UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2009

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)	06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On July 1, 2009, the employment of Mr. Robert Wedinger, formerly Executive Vice President—Strategic Initiatives, was terminated by Chemtura Corporation (the “Company” or “Chemtura”).  In connection with the termination, Chemtura entered into a Separation Agreement and General Release, dated as of July 1, 2009, with Mr. Wedinger (the “Wedinger Agreement).  The Wedinger Agreement provides for severance payments and benefits to be paid to Mr. Wedinger that include:  severance payments in the gross amount of two hundred thousand dollars ($200,000) payable in equal installments over a period of six (6) months in accordance with the Company’s regular payroll practices; certain other benefits including outplacement services for a period of up to twelve (12) months and accrued vacation pay; and the ability of Mr. Wedinger and his eligible dependents to participate in Company plans providing medical, dental and vision benefits until the earlier of June 30, 2010 or the date on which Mr. Wedinger and, as applicable, his dependents, are eligible for and have elected to participate in another group medical plan.  Mr. Wedinger’s participation in the Company’s savings and supplemental savings plans terminated as of July 1, 2009.  Mr. Wedinger is prohibited from, among other things, soliciting the Company’s employees, customers and others with a business relationship with Chemtura and competing with Chemtura for a period of one year.  A copy of the Wedinger Agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

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(d)	Exhibits

Exhibit Number	Exhibit Description

99.1	Wedinger Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation
(Registrant)

Date: July 9, 2009	By:	/s/ Stephen C. Forsyth
Name: Stephen C. Forsyth
Title: EVP & Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Description

99.1	Wedinger Agreement